Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement and related Prospectus of Martin Marietta Materials, Inc. for the registration of debt securities, preferred stock, common stock and warrants and to the incorporation by reference therein of our reports dated February 16, 2009, with respect to the consolidated financial statements and schedule of Martin Marietta Materials, Inc., and the effectiveness of internal control over financial reporting of Martin Marietta Materials, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with Securities and Exchange Commission.
/s/ Ernst & Young
March 4, 2009
Raleigh, North Carolina